Exhibit 99.1

                     On-Site Signs Sale Lease-back Agreement

    ALEXANDRIA, Va.--(BUSINESS WIRE)--Nov. 17, 2003--On-Site Sourcing, Inc. (Nasdaq:ONSS), a provider of technology-driven, document management solutions, today announced it has entered into an agreement for the sale and subsequent leaseback of the Company's facilities located in Alexandria, VA. The transaction is contingent on a customary 30-day feasibility study to be conducted by the buyer and is expected to close on or before December 31, 2003.
    The Company is currently evaluating the appropriate accounting treatment related to this transaction. However, the Company did report, the purchase price is in excess of book value, including the effect of the interest rate swap contract liability, by approximately $800,000.
    The company also expects that all debt under the company's various borrowing arrangements to be paid off in full.

    On-Site Sourcing, Inc. provides various outsourcing services related to documents, data, and office management. Target clients generate large volumes of documents and information that require specialized processing, distribution, storage, and retrieval of these documents and related information they contain. Typical customers include law firms, corporations, nonprofit organizations, accounting firms, financial institutions and other organizations throughout the United States. The Company also provides commercial printing services utilizing digital printing technology.

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company's strategies to improve operating performance. A number of risks and uncertainties could cause actual results, events and developments to differ from expectations, including the effectiveness of programs to increase revenues and cash flow and to reduce costs, and the actions of competitors. Please refer to the Company's 2002 Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.


    CONTACT: On-Site Sourcing, Inc.
             Jason Parikh, 703-276-1123